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Exhibit 16

June 10, 2002

Office of Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madam:

        We have read paragraphs one through four of Item 4 included in the Form 8-K dated June 10, 2002 of the Simon Property Group and Adopting Entities Matching Savings Plan to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP

cc:	Mr. Stephen E. Sterrett, Executive Vice President and Chief Financial Officer, Simon Property Group, Inc.

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  Exhibit 16